Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

i)	Registration Statement (Form S-8 No. 333-161827) pertaining to Sinovac Biotech Ltd.’s 2003 Stock Option Plan; and
ii)	Registration Statement (Form S-8 No. 333-190980) pertaining to Sinovac Biotech Ltd.’s 2012 Share Incentive Plan;

of our report dated May 11, 2018 (except for Note 2(c), as to which the date is April 29, 2019, as to the effect of retrospective application of the authoritative guidance on the presentation and classification of restricted cash in the consolidated statements of cash flows), with respect to the consolidated financial statements of Sinovac Biotech Ltd. included in this Annual Report (Form 20-F) of Sinovac Biotech Ltd. for the year ended December 31, 2018.

/s/ Ernst & Young Hua Ming LLP
Beijing, the People’s Republic of China
April 29, 2019